Exhibit 10.16

FIRST AMENDMENT
TO ANDREW C. FLORANCE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT to the Employment Agreement is made and entered into December __, 2008, effective as of January 1, 2009 by and between CoStar Realty Information, Inc. (“Company”) and Andrew C. Florance (“Executive”).

W I T N E S S E T H;

WHEREAS, Company and Executive are parties to that certain Employment Agreement dated as of April 24, 1998, effective as of January 1, 1998 (the “Employment Agreement”) pursuant to which Executive is employed as Company’s President and Chief Executive Officer; and

WHEREAS, Company and Executive desire to amend the terms of the Employment Agreement as set forth herein effective as of January 1, 2009 (the Employment Agreement, as amended, is hereinafter referred to as the “Agreement”), in order to comply with the provisions of Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder and to make certain other clarifying revisions.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Section 4(a) is deleted and replaced in its entirety to read as follows:

“The annual base salary (the “Base Salary”) of Executive under this Agreement shall be at the rate set by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) or the Board of Directors of the Company (the “Board”) annually.  Base Salary shall be payable in biweekly or such other installments as shall be consistent with the Company’s payroll procedures for its senior executives.”

2.	Section 4(b) is deleted and replaced in its entirety to read as follows:

“The Company shall maintain for the benefit of Executive during the term of Executive’s employment under this Agreement (and, where applicable, for such period thereafter as Executive is entitled to payments thereunder pursuant to this Agreement) an executive cash bonus program (the “Bonus Program”) on the terms set by the Compensation Committee or the Board, which will provide Executive with an opportunity to receive an annual cash bonus based on attainment of performance objectives set annually by the Compensation Committee or the Board.  The annual bonus shall be paid as soon as reasonably practicable after the end of the calendar year for which it is earned and, in any case, no later than March 15 of the following calendar year.”

3.	Section 7(a) is deleted and replaced in its entirety to read as follows:

“(a)           By the Company Without Cause.  The Company may terminate Executive’s employment at any time, without Cause (as defined herein), upon sixty (60) days written notice to Executive.  If the Company terminates Executive’s employment without Cause, Executive: (x) shall receive through the later of (i) the expiration of the Current Term or (ii) one year from the date of termination, the compensation provided for under paragraph 4(a) of this Agreement, provided that any payments that would otherwise be made under this subsection (x) after March 15 of the year following the calendar year of termination shall be paid to Executive no later than March 15 of the year following the calendar year of termination of employment; (y) shall be entitled to receive the bonus he would have received under the Bonus Program (as in effect on the date of termination) as if he continued in the position he held immediately prior to termination for the balance of the calendar year in which such termination occurs, provided that such bonus shall be paid no later than March 15 of the year following the calendar year of termination of employment; and (z) shall be, if not otherwise, fully vested in all stock options granted to Executive under the Company’s stock incentive plans (as in effect on the date of termination).  Upon termination of Executive’s employment without Cause, the exercise period for all vested options shall be one-hundred eighty (180) days after cessation of employment.

4.	The last paragraph of Section 7(c) is deleted and replaced in its entirety to read as follows:

“If Executive terminates his employment for Good Reason, Executive: (x) shall receive through the later of (i) the expiration of the Current Term or (ii) one year from the date of termination, the compensation provided for under paragraph 4(a) of this Agreement, provided that any payments that would otherwise be made under this subsection (x) after March 15 of the year following the calendar year of termination shall be paid to Executive no later than March 15 of the year following the calendar year of termination of employment; (y) shall be entitled to receive the bonus he would have received under the Bonus Program (as in effect on the date of termination) as if he continued in the position he held immediately prior to termination for the balance of the calendar year in which such termination occurs, provided that such bonus shall be paid no later than March 15 of the year following the calendar year of termination of employment; and (z) shall be, if not otherwise, fully vested in all stock options granted to Executive under the Company’s stock incentive plans (as in effect on the date of termination).  Upon termination of Executive’s employment with Good Reason, the exercise period for all vested options shall be one-hundred eighty (180) days after cessation of employment.

5.	A new Section 7(e) shall be added and read as follows:

“In the event that under the terms of the applicable stock incentive plan(s), all or any portion of Executive’s stock options that are not otherwise fully vested upon termination of employment and are scheduled to vest pursuant to Section 7 in connection with such termination cannot be accelerated in accordance with the terms of this Agreement, then Executive shall be entitled to receive cash consideration for each share underlying that portion of Executive’s stock options that cannot be so accelerated equal to the excess (if any) of the highest closing price of the Company’s common stock during the 180 days following Executive's date of termination (or, if the Company is no longer publicly traded as of the date of termination, the per-share price in connection with the transaction(s) that resulted in the Company no longer being publicly traded) over the exercise price of such option.  Any such cash consideration shall be paid within 10 days following the date the amount of the payment pursuant to this Section 7(e) is determined.”

6.	Section 9 is amended to add the following to the end of subsection (ii) of the first sentence of Section 9: “, payable no later than March 15 of the year following the calendar year of termination.”

7.	Section 10 is amended to add the following to the end of subsection (ii) of the first sentence of Section 10: “, payable no later than March 15 of the year following the calendar year of termination.”

8.
Section 22 is amended by adding the following sentence to the end thereof:  “In all events, any amount payable under this Section 22 shall be paid no later than the end of the calendar year after the applicable tax is remitted to the applicable taxing authority.”

9.	A new Section 23 is added as follows:

Compliance with Section 409A.  It is the intention of the parties hereto that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code (the “Code”) and the rules and regulations promulgated thereunder (collectively, “Section 409A”).  Notwithstanding anything in this Agreement to the contrary, to the extent that the Company determines, in its sole discretion, that any payment or benefit to be provided under the Agreement to or for the benefit of Executive would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code, the commencement of such payments and/or benefits shall be delayed (but only to the extent necessary under Section 409A) until the earlier of (i) the date that is six months after Executive’s “separation from service” (as such term is defined under Section 409A) or (ii) the date of Executive’s death.  Any payments delayed pursuant to section (i) of the preceding sentence shall be paid on the first day of the seventh month after Executive’s separation from service, or as soon as reasonably practicable thereafter and any remaining payments shall be made as originally scheduled (e.g. if payments under Section 7(a)(x) of the Agreement would be subject to the additional tax, Executive would not receive payments for six months after termination, then would receive six months of base salary on the first day of the seventh month after termination, and the remaining installments of base salary provided by Section 7(a)(x) (approximately six months’ base salary) would be paid to Executive as provided by Section 4(a)).  In the event of Executive’s death, any payments shall be made pursuant to section (ii) of the sentence above no later than the later of (a) 75 days following the Executive’s death, or (b) the last day of Executive’s taxable year in which such death occurs.

10.	Counterparts. This First Amendment, for the convenience of the parties, may be executed in any number of counterparts, all of which when taken together shall constitute one and the same agreement.

11.	Except as modified hereby, the Employment Agreement continues in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment on the day and year first above written.

COSTAR REALTY INFORMATION, INC.

By:  /s/ Michael Klein
        Michael Klein
        Chairman of the Board

            /s/ Andrew C. Florance
                        Andrew C. Florance